Exhibit 99.1

M E M O R A N D U M

TO:	The Zomax Incorporated Board of Directors

FROM:	Governance/Nominating Committee of Board of Directors of Zomax Incorporated

DATE:	March 25, 2005

RE:	Report on Disclosure and Trading Policies and Procedures

In response to the previously-reported allegations of securities law violations by Zomax Incorporated regarding false and misleading forward-looking statements made to the public and in a quarterly report in the year 2000, the Governance/Nominating Committee, at the request of the Board of Directors, conducted a review of the disclosure and trading policies and procedures of Zomax Incorporated.  As requested, we make the following report to the Board of Directors.

Disclosure Procedures.  The Committee has performed a review of the disclosure practices and procedures and has found the following items of significance.  Management of each site is required to produce a monthly financial forecast that is reviewed with executive management.  Executive management reviews the forecasts and proposes adjustments to the forecasts based upon its best judgment and knowledge of the consolidated operations, the industry and customers as well as other information that it believes may impact the forecast.  In making its review and adjustments, executive management also takes into account the site representation letters and utilizes the internal Disclosure Committee, which is discussed in more detail below.  The Committee noted that the nature of the business is such that there is typically little lead time and no backlog on customer orders, thus making forecasts difficult.  As part of the review, we also noted that certain modifications in the forecasting process have been made to make the Audit Committee aware of the adjustments that management made to the site forecasts and the rationale for such adjustments.

Prior to quarterly earnings conference calls with analysts and investors or the public disclosure of financial results and expectations, executive management reviews the relevant supporting information with the Audit Committee, which information includes, among other things, the actual financial results, management and analyst forecasts, product demand, and significant customer relationships.  If variances between the actual results and prior projections and/or analysts projections are identified, these variances are discussed in detail. An Audit Committee designee also reviews the press releases regarding the quarterly earnings prior to issuance.  In addition, we noted that as part of the modifications to the disclosure process that have been made, the Audit Committee also reviews the material points of the script of the quarterly conference call and one or more members of the Audit Committee listens to the conference call, live or recorded, to ensure the accuracy of the representations made by management. Any discrepancies or potentially misleading information are then timely discussed and reviewed by the Audit Committee and counsel, as necessary, for potential further disclosure or clarification.

Executive management has established an internal Disclosure Committee comprised solely of management employees.  The Disclosure Committee’s members are leaders of the various operating segments.  The Disclosure Committee meets at least quarterly and prior to the quarterly results.  Management of each site submits a site representation letter to the Disclosure Committee on a quarterly basis.  The site representation letter identifies any potential issues related to material customers, vendors, the industry, operations or the organization.  The Disclosure Committee reviews the site representation letters and members discuss other issues of which they may be aware that may materially affect operations or financial condition.  In addition, the Disclosure Committee reviews draft public disclosures to assure that the representations made in the disclosures are accurately stated and that material issues are not omitted.

Management has implemented new disclosure policies and procedures as discussed above and continues to monitor the effectiveness of and compliance with the disclosure policies.  Further, the Committee will periodically review the disclosure policies with management and will report to the Board of Directors regarding this review.

Trading Policy.  The Committee has performed a review of the securities trading practices and procedures and has found the following items of significance.  Every new employee must acknowledge his or her compliance with the Securities Trading Policy in connection with orientation. Periodically, management provides a review of the securities policy and other company policies, with the employees. Executive officers, directors and designated key employees must also acknowledge his or her compliance with the Policy Statement on Confidential Information and Securities Trading By Zomax Incorporated Officers, Directors and Certain Other Key Employees (“Executive Securities Trading Policy”).  The Human Resources department is responsible for managing these processes.

In addition to the general limitation regarding trading while in possession of material non-public information, the Executive Securities Trading Policy specifies additional limitations to which these persons are subject, including formal “trading windows”.  As part of this review, a new procedure has been adopted to remind persons subject to the formal trading windows of the pre-established closure of these windows under the Policy.  Further, each new executive officer and director is provided with information regarding the duties and responsibilities of being an executive officer and director of a public company. According to the policies in effect during the past three years, all transactions by persons subject to the Executive Securities Trading Policy in Zomax stock, including any purchases, dispositions or transfers, must be pre-cleared.  As part of this review, minor modifications to the language in the Executive Securities Trading Policy were prepared, including a revision to the pre-trade notification procedure.  Persons covered by the Executive Securities Trading Policy must provide advanced written notice of a securities transaction to a designated compliance officer who would then identify whether or not a trading window was open and return a copy of the form to the person.  The compliance officer is provided with copies of all SEC filings made by the executive officers and directors.

In connection with the stock transactions by the officers, key employees and directors during the past three years, we have reviewed the schedule of option exercises and ESPP activity, and other related available information.  With respect to the stock transactions by the executive officers and directors, we also reviewed the SEC filings made by these individuals and the annual stock ownership questionnaires provided by such individuals.  The information was cross-checked to note any discrepancies and to verify compliance with the then effective Executive Securities Trading Policy.  With respect to other employees, the Committee reviewed the new employee orientation process and other procedures to remind employees of their obligations under the applicable policies.

During our review of stock transactions by the officers, key employees and directors during the past three years, we noted the sale out of a margin account by a director in May 2004 during a time in which the trading window was likely not open.  At the time management and the Board became aware of the policy violation, the director was informed of the violation and actions were taken to correct the situation.  Subsequently, the director resigned from the Board.  We also noted four instances in which it appears that transactions by key employees were made in a manner contrary to the applicable policies.  However, we were unable to verify any violation in the absence of documented pre-clearance communications regarding these transactions.  Further, it appears that there was a lack of effective communication of the policies to the appropriate persons and the absence of indications that the pre-clearance procedures were being followed.  Management has implemented new trading policies and procedures, as discussed above, that should address the concerns raised by these instances.

Management monitors the effectiveness of and compliance with the trading policies and reviews such policies with the Committee periodically.  The Committee will report to the Board of Directors regarding this review.